2003 Annual Report American Select Portfolio
Shareholder UPDATE (Unaudited)
Annual Meeting Results
An annual meeting of the Funds shareholders was held on October 28, 2003. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

1. The Funds shareholders elected the following nine
directors:
			   Shares    Shares Withholding
                          Voted For  Authority to Vote
Benjamin R. Field III .. 10,142,408       119,601
Mickey P. Foret ........ 10,141,032       120,977
Roger A. Gibson ........ 10,149,306       112,713
Victoria J. Herget ..... 10,142,987       119,022
Leonard W. Kedrowski ... 10,153,233       108,776
Richard K. Riederer..... 10,152,331       109,678
Joseph D. Strauss....... 10,150,233       111,776
Virginia L. Stringer ... 10,150,447       111,562
James M. Wade .......... 10,149,366       112,643

2. The Funds shareholders ratified the selection by the
Funds board of directors of Ernst & Young LLP as
the independent public accountants for the Fund for
the fiscal year ending November 30, 2003. The
following votes were cast regarding this matter:
  Shares       Shares         		 Broker
 Voted For  Voted Against  Abstentions  Non-Votes
10,066,657    143,171        52,181         -